Exhibit 10.4

ROGERS CORPORATION
VOLUNTARY DEFERRED COMPENSATION PLAN
FOR KEY EMPLOYEES

(As Amended and Restated Effective as of October 24, 2007)

THIRD AMENDMENT

Pursuant to the powers and procedures for amendment of the Rogers Corporation Voluntary Deferred Compensation Plan For Key Employees, as amended and restated effective as of October 24, 2007, as further amended effective on May 20, 2008, and as further amended effective on July 30, 2009 (the “Plan”), the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the “Committee”) hereby amends the Plan as follows:

1.  Section 4 of the Plan is hereby amended in its entirety to read as follows:

“4.       Deferral Elections

(a)       A Participant’s election to defer payments under Section 2 above (a “Deferral Election”) shall be in writing and shall be deemed to have been made upon receipt and acceptance by the Company.  Separate Deferral Elections shall be made under Section 2 with respect to Salary payable as Stock Compensation, Salary payable as Cash Compensation, Bonus payable as Stock Compensation and Bonus payable as Cash Compensation, in each case payable with respect to amounts payable for services during a calendar year; provided, however, that a Participant cannot elect to defer any payment of any portion of his or her Stock Compensation earned with respect to periods of employment on or after January 1, 2010.

(b)       Subject to Sections 4(c) and 4(d) below, in order to be effective hereunder, a Deferral Election for Salary and/or Bonus payable for services during any calendar year must be made not later than the December 31st of the immediately preceding calendar year, and in any case shall specify the time and method of payment pursuant to Section 6 below applicable to the amount(s) deferred hereunder.

(c)       Notwithstanding anything to the contrary in Section 4(b) above, in the case of any Bonus with a performance period of at least 12 months that begins on or after January 1, 2011 and that qualifies as “performance-based compensation” (as defined in Treas. Reg. §1.409A-1(e)), a Participant may make a Deferral Election with respect to such performance-based compensation on or before the date that is six months before the end of such performance period (i.e., June 30th for a calendar year performance period), provided that (i) the Participant performs services continuously from the later of the beginning of such performance period or the date the performance criteria are established through the date an election is made under this Section 4(c), (ii) an election to defer performance-based compensation may not be made after such compensation has become readily ascertainable and (iii) the Company may determine in its sole discretion from time to time not to allow a Participant to defer Bonuses under this Section 4(c).  The requirements for a Deferral Election under this Section 4(c) shall be interpreted consistent with the requirements of Treas. Reg. §1.409A-2(a)(8).

(d)       Notwithstanding anything to the contrary in Section 4(b) above, any person who becomes a Participant during a calendar year may make Deferral Elections for such calendar year with respect to Salary and/or Bonus payable solely with respect to services after such Deferral Elections are made at any time on or before the 30th day after the date he or she becomes a Participant.  The requirements for a Deferral Election under this Section 4(d) shall be interpreted consistent with the requirements of Treas. Reg. §1.409A-2(a)(7).

(e)       A Deferral Election made under this Section 4 shall become irrevocable and may not be revised after the last date on which it could have been made under this Section 4.

(f)        A deferral made with respect to a Participant’s Salary shall be effected by reducing the Participant’s Salary payments (Stock Compensation, Cash Compensation or both, as applicable) in equal amounts or percentages for each pay period unless (i) the Company mandates another method of reduction, in its sole discretion or, (ii) the Participant elects another method of reduction which the Company has not determined to be administratively burdensome.”

2.  The following is hereby added to the Plan as new Section 6(h):

“(h)     If, at any time following a Participant’s “separation from service” (as defined under Section 409A of the Code), it is determined that the 409A Amount is less than the then applicable dollar amount under Section 402(g)(1)(B) of the Code, then, notwithstanding any other provision of this Section 6 (other than the six-month delayed payment prohibition for specified employees under Section 6(a) above), the Company may, in its sole discretion, distribute the 409A Amount as a single-sum payment.  Any exercise of such discretion by the Company shall be set forth in writing, and a limited cash out payment under this Section 6(h) shall result in the termination and liquidation of the entirety of the Participant’s interest under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under §1.409A-1(c)(2) (but not including the Grandfathered Amount).  The requirements for a limited cashout payment under this Section 6(h) shall be interpreted consistent with the requirements of Treas. Reg. §1.409A-3(j)(4)(v).”

3.  The following is hereby added to the Plan as new Section 6(i):

“(i)      If it is determined that a Participant’s Grandfathered Amount is less than the then applicable dollar amount under Section 402(g)(1)(B) of the Code, then, notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, distribute the total balance of such Participant’s Grandfathered Amount as a single-sum payment.  Any exercise of such discretion by the Company shall be set forth in writing.  A limited cash out payment under this Section 6(i) shall result in the termination and liquidation of the entirety of the Grandfathered Amount and any similar benefits grandfathered under Section 409A.  The requirements for a limited cashout payment under this Section 6(i) shall be interpreted in accordance with the requirements of Treas. Reg. §1.409A-6(a)(4)(i)(E).”

4.  Except as expressly amended by this Third Amendment, the Plan in all other respects remains in full force and effect and is hereby confirmed.”

IN WITNESS WHEREOF, the Committee has caused this Third Amendment to the Plan to be duly executed on this 12th day of February, 2010.

ROGERS CORPORATION
By:	/s/ Robert M. Soffer

Its:	Vice President and Secretary